Exhibit 10.6

Summary of Changes to Non-employee Director Compensation

On February 15, 2008, the Board of Directors of The Gap, Inc. (the “Board”) approved the following changes to nonemployee director compensation, effective beginning in the first fiscal quarter of 2008. All other components of director compensation remain unchanged.

•	The annual cash retainer for Nonemployee Directors is increased from $50,000 to $70,000 per annum.

•	The annual fee for the Lead Independent Director is increased from $10,000 to $20,000.

•	The Board meeting attendance fee of $2,000 for each Board meeting attended is eliminated.

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Nonemployee Directors who primarily reside outside of North America shall receive a fee of $2,000 for attendance at each Board and/or committee meeting (single fee for each round trip) requiring travel to the U.S.

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The first annual stock unit grant for newly-appointed Nonemployee Directors (i.e., Nonemployee Directors who were appointed after the Company’s last annual shareholders meeting) shall be prorated based on the number of days that the director has served between his or her appointment and the date of that first annual stock unit grant (the initial grant of stock units granted to Nonemployee Directors upon their initial appointment or election shall not be changed).